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                                                      OREGON STEEL MILLS, INC.
EXHIBIT 11
                                       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                           (In thousands, except per share data amounts)
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                                           Three Months Ended                Nine Months Ended
                                             September 30,                      September 30,
                                          -------------------              ---------------------
                                           1995         1994                1995           1994
                                          ------       ------              ------         ------
Weighted average number of common
  shares outstanding                      19,422       19,378              19,416         19,374
Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003                          598          598                 598            598
                                          ------       ------              ------         ------

                                          20,020       19,976              20,015         19,972
                                          ======       ======              ======         ======

Net income (loss)                         $1,966       $ (494)             $9,622         $6,632
                                          ======       ======              ======         ======

Primary and fully diluted
  net income (loss) per common and
  common equivalent share                   $.10        $(.02)               $.48           $.33
                                            ====        =====                ====           ====
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